-	BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E
1100 Alakea Street, Suite 2900
Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS ENDED JUNE 30, 2008, DECLARES CASH DIVIDEND AND
ANNOUNCES SHARE REPURCHASE PROGRAM

HONOLULU, HAWAII, August 11, 2008 -- Barnwell Industries, Inc., (AMEX-BRN) today reported net earnings of $3,533,000 ($0.42 per share - diluted) and $8,537,000 ($1.01 per share – diluted) for the three and nine months ended June 30, 2008, respectively, as compared to net earnings of $743,000 ($0.09 per share – diluted) and $3,115,000 ($0.36 per share – diluted) for the three and nine months ended June 30, 2007, respectively.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the three and nine months ended June 30, 2008 increased 376% and 174%, respectively, due to a $5,304,000, 57%, and $9,869,000, 37%, respectively, increase in oil and natural gas revenues as a result of higher oil, natural gas and natural gas liquids prices. For the three months ended June 30, 2008 oil and natural gas liquids prices increased 98% and 68%, respectively, and natural gas prices increased 52%. Also, affecting our third quarter of 2008 was the recording of a $608,000 bad debt reserve against oil and natural gas receivables due to the bankruptcy filing of SemGroup, L.P. on July 22, 2008. At that time, Barnwell immediately terminated its sales contract with SemGroup’s Canadian subsidiary and currently estimates its financial exposure for July oil and natural gas sales processed by SemGroup at approximately $550,000. Net earnings for the nine months ended June 30, 2008 include deferred tax benefits of $909,000 due to reductions in Canadian Federal corporate income tax rates. There were no such benefits in last year’s nine month period.

“Additionally, in the third quarter ended June 30, 2008, Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership, received $2,198,000 comprised of $1,770,000 for a portion of the eighth payment due on December 31, 2008, of the ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu in the North Kona district on the island of Hawaii, and $428,000 in percentage of sales payments relating to an adjacent project. In the quarter ended June 30, 2007 Kaupulehu Developments received $428,000 in percentage of sales payments, and no development rights option payments. There is no assurance the remaining development right options will be exercised, that any of the remaining lots will be sold or that further payments will be made to Kaupulehu Developments.

“The Company continues to move forward in its construction of two residential homes at Kaupulehu, and in June 2008 sold its investments in two of its three remaining rights to purchase lots in the Kaupulehu area for a pre-tax gain of $443,000.

“Our oil and natural gas segment invested $3,919,000 and $13,284,000 in oil and gas exploration and development during the three and nine months ended June 30, 2008, respectively, participating in the drilling of 10 gross (2.7 net) wells during the three months ended June 30, 2008. Of these wells, 9 gross (2.0 net) wells are considered to be successful or are currently being evaluated.”

Barnwell Industries also announced today that its Board of Directors has declared a cash dividend of $0.075 per share, payable September 22, 2008, to stockholders of record on September 8, 2008. Additionally the Board of Directors authorized the Company to acquire in the open market, from time-to-time commencing on August 18, 2008 and ending on December 31, 2008, and in accordance with applicable laws, rules and regulations, up to 150,000 shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”). The Board of Directors believes that the current market price for the Common Stock does not adequately reflect the intrinsic value of the Common Stock, and as such, proposes that the Company take advantage of the disparity between the market value and the intrinsic value of the Common Stock.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the year ended September 30, 2007 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
	(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$20,356,000	$11,813,000	$50,323,000	$36,244,000

Net earnings	$3,533,000	$743,000	$8,537,000	$3,115,000

Earnings
per share – basic	$0.43	$0.09	$1.04	$0.38

Earnings
per share – diluted	$0.42	$0.09	$1.01	$0.36

Weighted average common
shares outstanding:
Basic	8,269,460	8,224,605	8,242,311	8,196,030

Diluted	8,438,038	8,613,386	8,447,209	8,630,606